March 23, 2014

Mr. Ahmad R. Chatila
24931 Prospect Avenue
Los Alton, CA 94022-5107
Dear Ahmad:
Reference is hereby made to (i) that certain Employment Agreement (the “Employment Agreement”) dated as of February 4, 2009, as amended, between you and SunEdison, Inc. (f/k/a MEMC Electronic Materials, Inc.) (the “Company”) and (ii) the Company’s Annual Incentive Plan for the calendar year ended December 31, 2013 (the “2013 Incentive Plan”).
Section 2(b) of the Employment Agreement provides that you shall have the opportunity to earn an annual bonus (an “Annual Bonus”), payable in the form of cash, in respect of each calendar year pursuant to the terms of the Company’s Annual Incentive Plan in effect for that year. The Company’s 2013 Incentive Plan established certain threshold, target, and maximum Annual Bonus amounts based on a percentage of your annual salary, with receipt of those amounts based on achievement of certain quantified Company-based and personal performance metrics. As of the date of this letter, the Company’s Compensation Committee has not yet authorized the payment of an Annual Bonus to you pursuant to the 2013 Incentive Plan.
The Company plans to conduct an initial public offering of SunEdison Semiconductor, Ltd (“SSL”), a Singapore corporation and wholly owned subsidiary of the Company (the “IPO”). You have, at your own discretion and after consulting with your own advisors, requested that the Company pay a portion of the Annual Bonus to which you become entitled for the calendar year ended December 31, 2013, in shares of SSL in lieu of cash. In response to your request, the Company agrees that upon completion of the IPO, and in lieu of $1,000,000.00 of the cash amount otherwise payable to you as your Annual Bonus under the 2013 Incentive Plan (assuming your Annual Bonus will equal or exceed such amount), the Company will cause SSL to issue and deliver to you a number of shares of SSL equal in value (as determined by the Board of Directors of the Company based on the offering price for such shares in the IPO) to $1,000,000.00, reduced as set forth in the following sentence. The number of shares of SSL issued to you shall be reduced by the number of shares necessary for the Company to satisfy its federal, state, and local tax withholding obligations with respect to the issuance of shares to you equal in value to $1,000,000.00. Notwithstanding the foregoing, you acknowledge and agree that if the IPO does not close on or before December 30, 2014, the remaining $1,000,000.00 of your Annual Bonus for the calendar year ended December 31, 2013, will not be paid to you in the form of shares of SSL but rather will be paid to you in cash (after reduction for any applicable federal, state, and local tax withholding) on December 30, 2014.
You hereby consent to the treatment of your Annual Bonus for the calendar year ended December 31, 2013, as contemplated herein, and unconditionally agree that any such treatment will not serve as grounds for you to terminate your employment with the Company for “Good Reason” (as defined in the Employment Agreement).
The grant of SSL shares as contemplated by this letter shall not go into effect unless such grant is approved, in advance, by the SSL board of directors or a committee of two or more “non-employee directors” (as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended).
Very truly yours,

SUN EDISON, INC.

By: /s/ Jim Williams
    Jim Williams
Chair, Compensation Committee of Board of Directors

Acknowledged, agreed, and accepted this 31 day of March, 2014:

/s/ Ahmad R. Chatila
Ahmad R. Chatila

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